UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)
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PMFG, INC.

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PMFG, INC.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 18, 2010

The 2010 Annual Meeting of Stockholders of PMFG, Inc. (the “Company”) will be held on November 18, 2010, beginning at 10:00 a.m., local time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

•	to elect two directors to serve until the 2013 Annual Meeting of Stockholders;

•	to ratify the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and

•	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed Proxy Statement. If you were a stockholder of the Company’s common stock as of the close of business on October 15, 2010, you are entitled to notice of, and to vote at, the Annual Meeting. Also enclosed is the Company’s Annual Report for fiscal year 2010.

You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our stockholders at the Annual Meeting and respectfully request that you complete, sign, date, and promptly return the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

Pursuant to recent regulatory changes, if you hold your shares in street name, beginning this year nominees will not have discretion to vote these shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of the election of directors at the Annual Meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard in the election of directors.

We look forward to hearing from you.

By Order of the Board of Directors,

Melissa G. Beare
Secretary

Dallas, Texas
October 20, 2010

YOUR VOTE IS IMPORTANT
Please vote early, even if you plan to attend the Annual Meeting

PMFG, INC.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254

PROXY STATEMENT

We are furnishing you with this proxy statement on behalf of our Board of Directors (the “Board”) to solicit proxies for the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement includes information about the matters that will be discussed and voted on at the Annual Meeting and provides you with updated information about the Company. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about October 25, 2010. As used in this proxy statement, the terms “Company,” “we,” “us,” and “our” refer to PMFG, Inc.

Questions and Answers about the Annual Meeting

Q:	When and where will the Annual Meeting be held?

A:	The Annual Meeting will be held on November 18, 2010, beginning at 10:00 a.m., local time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

Q:	What is the record date for the Annual Meeting?

A:	Our Board has set October 15, 2010 as the record date for the Annual Meeting (the “Record Date”). Only holders of our common stock as of the close of business on October 15, 2010 are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 14,893,929 shares of our common stock outstanding.

Q:	Who is making this proxy solicitation?

A:	This proxy statement is furnished to holders of our common stock as of the Record Date as part of the solicitation of proxies by our Board for voting on the proposals to be presented at the Annual Meeting.

Q:	What am I being asked to vote on at the Annual Meeting?

A:	At the Annual Meeting, you will be asked to consider and vote on the following proposals:

•	To elect two directors to serve until the 2013 Annual Meeting of Stockholders; and

•	To ratify the appointment of Grant Thornton, LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal year 2011;

At the present, we are not aware of any matters to be presented for stockholder action at the Annual Meeting.

Q:	How does our Board recommend that I vote on these proposals?

A:	Our Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the two director nominees named herein; and

•	“FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2011.

Q:	What vote is required to approve each proposal?

A:	• Election of directors

The directors will be elected by a plurality of the votes cast by holders of our common stock, which means that the two director nominees who receive the most votes will be elected to our Board. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee, although it will be counted for purposes of determining whether there is a quorum. As discussed below, pursuant to recent regulatory changes, the election of directors is considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal.

•	Ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2011

The Audit Committee of our Board of Directors (the “Audit Committee”) has appointed Grant Thornton as our independent registered public accounting firm for fiscal year 2011. Although we are not required to seek ratification of the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2011, our Board seeks ratification from our stockholders for such appointment as a matter of good corporate governance. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2011. If the selection of Grant Thornton is not ratified at the Annual Meeting, the Audit Committee may consider the engagement of a different independent registered public accounting firm, but will not be obligated to do so. Abstentions and “broker non-votes” (as described below) will not be counted as voting “FOR” or “AGAINST” the ratification of the appointment of Grant Thornton and therefore will have no effect on the outcome of this proposal.

Q:	What is the quorum requirement with respect to the Annual Meeting?

A:	The holders of a majority, or 7,446,965 shares, of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either in person or by proxy, for purposes of constituting a quorum necessary to conduct business at the Annual Meeting. Any stockholder present at the Annual Meeting, either in person or by proxy, who abstains from voting will be counted as present for purposes of determining whether a quorum exists. Broker non-votes will also counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Q:	Under what circumstances will the Annual Meeting be adjourned?

A:	Although it is not expected, if holders of fewer than 7,446,965 shares are present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Q:	What shares can be voted at the Annual Meeting?

A:	All shares of our common stock that you own as of the Record Date may be voted by you at the Annual Meeting. You are entitled to cast one vote per share of our common stock that you held on the Record Date. These shares include shares that are held directly in your name as the stockholder of record and shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between a holder of record and a beneficial owner of our common stock?

A:	Some of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held as a holder of record and those beneficially owned.

Holders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the holder of record, and these proxy materials are being sent directly to you by the Company. As the holder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card with this proxy statement for you to use.

Beneficial Owners

If your shares of our common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote such shares and you are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card with this proxy statement for you to use in directing the broker, bank or other nominee how to vote your shares. You may also vote your shares in person at the Annual Meeting by following the instructions below.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares of our common stock held directly in your name as the holder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. You are encouraged to vote promptly by returning the proxy card even if you plan to attend the Annual Meeting in person. If you hold your shares in “street name” and desire to attend the Annual Meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the holder of record or a recent statement from the broker, bank or other nominee showing your ownership of our common stock on the Record Date.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the holder of record or beneficially in “street name,” you may direct your vote with respect to such shares without attending the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. If you complete, sign, date and return your proxy card and we receive the proxy card prior to or at the Annual Meeting, your proxy will be voted as you instructed. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted “FOR” each proposal and in the discretion of our Board on any other matter that properly comes before the Annual Meeting.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the Annual Meeting by revoking your proxy.

If you are a holder of record of our common stock, you may revoke your proxy by:

•	attending the Annual Meeting and voting your shares in person at the Annual Meeting. Please note that your attendance at the Annual Meeting alone will not revoke your proxy — you must also vote at the Annual Meeting;

•	delivering a written notice to our Corporate Secretary stating that you would like to revoke your proxy; or

•	delivering another duly executed proxy bearing a later date than the proxy being revoked to our Corporate Secretary so that it arrives prior to the Annual Meeting.

You should send your written notice revoking your proxy or new duly executed proxy card to our Corporate Secretary at PMFG, Inc., Attention: Corporate Secretary, 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

If you are a beneficial owner of our common stock and you instructed a broker, broker or other nominee to vote your shares, you must follow your broker, bank or other nominee’s directions for changing those instructions.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:	Beneficial Owners

If you are the beneficial owner of shares held in “street name” and do not submit voting instructions to your broker, bank or other nominee, the nominee that holds your shares may use their discretion in voting your shares with respect to “routine items,” but not with respect to “non-routine items,” under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”). On non-routine items for which you do not submit voting instructions to your broker, bank or other nominee, these shares will not be voted and will be treated as “broker non-votes.” The proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2011 is considered a routine item and therefore may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. However, pursuant to recent regulatory changes the election of directors is considered a non-routine item and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal.

Holders of Record

If you are a stockholder of record and you do not specify a choice on a matter when returning a proxy these shares will be voted “FOR” the election of each of the two director nominees named in this proxy statement and “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2011.

Q:	What does it mean if I receive more than one proxy card or voting instruction card?

A:	It likely means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

Q:	Who will count the votes?

A:	Votes will be counted by the independent inspector of election appointed for the Annual Meeting.

Q:	Who pays for the solicitation of proxies?

A:	We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement and other proxy materials, and the cost of reimbursing brokers, banks and other nominees for reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies in person, or by telephone, electronic mail, facsimile or otherwise, but will not receive additional compensation for these activities. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the proxy materials to the beneficial owners of our common stock. We may also reimburse them for their reasonable out-of-pocket expenses in connection with these services.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will report the final voting results, or the preliminary voting results if the final voting results are unavailable, in a Current Report on Form 8-K within four business days following the Annual Meeting. If we report the preliminary voting results at such time, the final voting results will be published in an amendment to that Current Report on Form 8-K when available.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Telephone: 214-357-6181
Attention: Corporate Secretary

Availability of Proxy Statement on Internet

This proxy statement and the proxy card are accessible on the Internet to those stockholders entitled to vote at the Annual Meeting at www.bnymellon.mobular.net/bnymellon/pmfg.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our 2013 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to our stockholders. The nominees for election at the Annual Meeting are Kenneth R. Hanks and R. Clayton Mulford.

Both Mr. Hanks and Mr. Mulford are standing for re-election. Mr. Hanks was appointed to the Board in 2006 and Mr. Mulford was appointed to the Board in 2002. Mr. Hanks and Mr. Mulford were recommended to the Nominating and Corporate Governance Committee by Robert McCashin, a non-employee director and the Chair of the Nominating and Corporate Governance Committee, and Howard G. Westerman, a non-employee director and member of the Nominating and Corporate Governance Committee.

The Board recommends a vote “FOR” election of each of the nominees.

The following is biographical information about each of our directors and director nominees, including the particular experience, qualifications, attributes and skills of the directors and directors nominees that led to the Board of Director’s conclusion that these individuals should serve as a director of the Company, in light of the Company’s business and structure:

Nominees to be Elected for Terms Expiring at the 2013 Annual Meeting of Stockholders

Kenneth R. Hanks, age 56, has been a director since May 2006. He served as Chief Financial Officer and Treasurer of SWS Group, Inc., a financial services company, since 2002 and as Executive Vice President of SWS Group since 1996 until his separation from SWS Group in October 2010. Mr. Hanks previously served as Chief Operating Officer of SWS Group from 1998 to 2002. He also served as Chief Financial Officer of Southwest Securities, Inc., SWS Group’s primary operating subsidiary, from 1996 to 1998 and had been a director of Southwest Securities, Inc. since June 1997. Mr. Hanks also serves as an arbitrator with the Financial Industry Regulatory Authority (FINRA, formerly known as the NASD) and formerly served as a member of the NASD’s District 6 Business Conduct Committee.

Mr. Hanks has over 25 years of experience as a senior executive in the financial services industry and has served in a variety of leadership roles. He has tremendous expertise and experience in accounting, tax, financial markets, investing and financial matters and is qualified to serve as an “audit committee financial expert”, as defined in the rules promulgated by the Securities and Exchange Commission (“SEC”).

R. Clayton Mulford, age 54, has been a director since January 2002. Since March 2007, he has served as the Vice President and Chief Operating Officer of the National Math and Science Initiative, Inc., a non-profit educational foundation. An attorney, Mr. Mulford was a partner in the Dallas office of Jones Day from January 2002 until February 2007. Before he joined Jones Day, Mr. Mulford was a partner and member of the Executive Committee of Hughes & Luce, LLP. He previously served as lead corporate legal counsel to us for a number of years.

Mr. Mulford brings to the Board over two decades of experience in corporate and legal matters as a result of representing both public and private companies as outside legal counsel and as an executive officer of a non-profit organization. Mr. Mulford has extensive experience assisting companies with corporate governance, risk management and other legal matters.

Current Directors Whose Terms Expire at the 2012 Annual Meeting of Stockholders

Sherrill Stone, age 74, has served as our Chairman of the Board since 1993 and as a director since 1986. He served as our Chief Executive Officer from 1993 to June 2006 and as our President from 1986 through 2002 and from 2003 to June 2006.

Mr. Stone has over three decades of experience in the manufacturing industry and has extensive experience in executive management and, as the former CEO of the Company, is extremely knowledgeable about the Company’s products, customers and market opportunities.

Peter J. Burlage, age 46, joined the Company in 1992 and has served as a director since June 2006. He has served as our President and Chief Executive Officer since June 2006. Mr. Burlage served as our Executive Vice President and Chief Operating Officer from October 2005 to June 2006 and as Vice President of our Environmental Systems business from January 2001 to October 2005. He also served as Vice President of Engineering from 2000 to 2001 and SCR Division Manager from 1997 to 2000.

Mr. Burlage has over 18 years of experience with the Company and has served in a variety of leadership and executive roles within the Company. He has managed a variety of complex business operations, oversees business risk and is responsible for executing the Company’s strategic goals. Mr. Burlage, as a result of these experiences with the Company, including serving as our President and Chief Executive Officer, also has extensive knowledge of the Company’s products, employees, customers and market opportunities, including international markets.

Current Directors Whose Terms Expire at the 2011 Annual Meeting of Stockholders

Robert McCashin, age 63, has been a director since November 2006. He served as Chairman of Identix, Inc. from 2000 until his retirement in 2004 and as its Chief Executive Officer from 2000 to 2002. Identix designs, develops, manufactures and markets multi-biometric security products. Mr. McCashin was employed by Electronic Data Systems Corporation from 1971 to 1999 where he last served as a Corporate Vice President. He also served on the board of directors of Argon ST, Inc. until July 2010.

Mr. McCashin has over 30 years of management and corporate experience and has served in a variety of senior executive roles. He also has extensive experience as a member of public company boards and has thorough knowledge of accounting, investments, mergers and acquisitions and financial markets. Mr. McCashin is also experienced in risk management, corporate governance and strategic planning matters.

Howard G. Westerman, Jr., age 57, has been a director since May 2006. He has served as Chairman and Chief Executive Officer of J-W Operating Company, an energy development and services company, since 1999. Mr. Westerman has been employed by J-W Operating Company since 1978. He currently serves on the board of directors of Applied Nanotech Holdings, Inc.

Mr. Westerman has over a decade of experience as a Chief Executive Officer and has in-depth knowledge of executive management, leadership and strategic planning. Mr. Westerman also provides the Board with additional insight into issues involving shareholder value and risk.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton to serve as our independent registered public accounting firm for fiscal year 2011. Grant Thornton has served in this same capacity for the Company since January 1980. Although our independent registered public accounting firm is engaged, retained and supervised by the Audit Committee, its appointment is being submitted for ratification at the Annual Meeting with a view towards soliciting the opinion of our stockholders, which the Audit Committee will take into consideration in future deliberations. If the appointment of Grant Thornton as our independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee may consider the engagement of another independent registered public accounting firm, but will not be obligated to do so. The Audit Committee may terminate the engagement of Grant Thornton as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate. The Company expects that representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

CORPORATE GOVERNANCE

General

The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. In this regard, the Company has, among other things, adopted:

•	a corporate code of conduct applicable to all of the Company’s directors, officers and employees;

•	a policy for the treatment of complaints regarding accounting matters, internal accounting controls or auditing matters;

•	a policy regarding stockholder communications with the Board and individual directors;

•	a policy regarding director nominations;

•	a policy regarding director candidate recommendations by stockholders; and

•	written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (the “Nominating Committee”).

The Company’s corporate code of conduct, various policies and committee charters are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s website at www.peerlessmfg.com. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendments to, or waivers of, any provisions of its corporate code of conduct on the “Corporate Governance” page of the “Investor Relations” section of its website.

The Company will continue to review and modify its policies and procedures to ensure compliance with developing standards in the corporate governance area.

Director Independence

As part of the Company’s corporate governance practices, the Board has established a policy requiring a majority of the members of the Board to be independent. The Board has determined that Mr. Stone, Mr. Hanks, Mr. McCashin, Mr. Mulford and Mr. Westerman are each independent of the Company and its management within the meaning of the NASDAQ listing requirements.

Board Composition and Director Qualifications

The Board has adopted a Board Nominations Policy, which is administered by the Nominating Committee and is intended to be a flexible set of guidelines for the effective functioning of the Company’s nominations process. The Nominating Committee periodically assesses the appropriate size and composition of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated or otherwise arise, the Nominating Committee will review and assess potential candidates and uses various methods for identifying candidates for director. Although the Nominating Committee does not have a formal diversity policy in place for the director nomination process, diversity is an important factor in the Nominating Committee’s consideration and assessment of a candidate for director, with diversity being broadly construed to mean a variety of opinions, perspectives, experiences, backgrounds, trainings, educations and skill sets, as well as other differentiating characteristics all in the context of the requirements of the Board at that point in time. Candidates may be recommended by Board members, management, stockholders or professional search firms. Generally, director candidates should:

•	have exemplary character and integrity and be willing to work constructively with others;

•	have sufficient time to devote to Board meetings and consultation on Board matters;

•	be free of conflicts of interest that violate applicable law or interfere with director performance;

•	have the capacity and desire to represent the interests of our stockholders as a whole;

•	have the ability to contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, mergers and acquisitions, marketing, management, law, academia, strategic planning, technology, investor relations, executive leadership development and executive compensation;

•	be accomplished in their respective fields with superior credentials and recognition;

•	have prior experience in service as a senior officer, director or trusted advisor to senior management of a publicly held company or a company similarly situated to the Company; and

•	have knowledge of the critical aspects of the Company’s business and operations.

The director qualifications described above are general in nature and are intended to provide a flexible guideline for the effective functioning of the Company’s director nomination process. These qualifications may be modified or amended from time to time by the Board as it deems appropriate.

Director Candidate Recommendations by Stockholders

In addition to recommendations from Board members, management or professional search firms, the Nominating Committee will consider director candidates submitted for consideration by stockholders. The Nominating Committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the Nominating Committee. Stockholders must submit their director recommendations to the Nominating Committee in care of the Company’s Chairman of the Board in writing not less than 120 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials to stockholders for the prior year’s annual meeting of stockholders. Stockholder nominations must be delivered to: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Director Candidate Submission.

Director candidate nominations submitted by stockholders must include the following information:

•	the name and address of the recommending stockholder;

•	the number of shares of Company common stock beneficially owned by the recommending stockholder and the date(s) the shares were purchased;

•	the name, age, business address and residence of the candidate;

•	the principal occupation or employment of the candidate for the past five years;

•	a description of the candidate’s qualifications to serve as a director, including financial expertise and why the candidate does or does not qualify as “independent” under NASDAQ listing requirements;

•	the number of shares of Company common stock beneficially owned by the candidate; and

•	a description of any arrangements or understandings between the recommending stockholder and the candidate or any other person pursuant to which the recommending stockholder is making the recommendation.

In addition, the recommending stockholder and the candidate must submit a signed statement agreeing and acknowledging that:

•	the candidate consents to being a director candidate and, if nominated and elected, will serve as a director representing the Company and its stockholders in accordance with the Company’s Certificate of Incorporation, Bylaws, corporate governance codes and policies and other applicable laws;

•	the candidate, if elected, will comply with the Company’s policies and procedures and all rules and regulations applicable to the Board and individual directors; and

•	the recommending stockholder and the candidate will promptly provide any additional information requested by the Nominating Committee and/or the Board to assist in the evaluation of the candidate, including a completed and signed questionnaire for directors and officers on the Company’s standard form questionnaire and agree to be interviewed by members of the Nominating Committee.

Communications with the Board

Stockholders may communicate with the Board, any committee of the Board, the independent or non-employee directors, each as a group, or with any individual director by submitting communications in writing to the Company’s Chairman of the Board. All communications must identify the author and state that the author is a stockholder of the Company. Stockholder communications should be mailed to the following address in an envelope that clearly indicates the intended recipients: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Stockholder Communication.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

Board Meetings

Our business is managed under the direction of our Board. Our Board meets during the year to review significant developments and to act on matters requiring Board approval. Our Board met eight times during fiscal 2010. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served. We have not adopted a formal policy on director attendance at Board or stockholder meetings because the Board believes that high standards of director attendance, preparedness and active participation have been encouraged and adhered to by the current Board. The Board will continue to monitor director attendance and will formally adopt a policy if it deems appropriate. All of our directors then-serving as directors attended the 2009 Annual Meeting of Stockholders.

Board Leadership Structure

Since June 2006, the Board has maintained a leadership structure that separates the role of the Chairman of the Board, which is currently performed by Mr. Sherrill Stone, from the role of the Chief Executive Officer, which is currently performed by Mr. Peter Burlage. The Board believes that this structure is an appropriate structure as it enhances the Company’s corporate governance in part because it avoids any potential conflicts of interest that may arise from combining the roles of Chairman and CEO and it maintains clear lines of accountability relating to our management and governance processes. The separation of roles also allows our CEO to focus on the operations and strategic planning of the Company and our independent Chairman to devote his time on the continued development of a high-performing Board, including ensuring the Board remains focused on the Company’s long-term strategic plans, developing Board agendas, working with Company management to ensure the Board has timely and adequate information, coordinating Board committee activities, and ensuring effective stockholder communications. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

The Board has an active role in overseeing management of the Company’s risks. The Board periodically receives and reviews information regarding the Company’s operations, liquidity, financials, markets and customers, as well as the risks associated with each. This is principally accomplished through the Audit Committee’s discussions with the full Board and briefings provided by management and advisors of the Company. The Audit Committee’s charter mandates that the Audit Committee review and discuss with management and the Company’s independent public accountants, as appropriate, the Company’s major financial risks and consider measures to monitor, control or reduce such risk exposure. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Board’s other standing committees also routinely monitor the various risks that fall under their respective purview as set forth in each Board committee’s charter. Each Board committee routinely reports its actions to the full Board, enabling the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

Standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating Committee. Committee members are appointed annually by the Board and serve until their successors are appointed and qualified or until their earlier resignation or removal.

Audit Committee.  The Audit Committee presently consists of Mr. Hanks (Chair), Mr. McCashin, Mr. Mulford, Mr. Westerman and Mr. Stone. The Board of Directors appointed Mr. Mulford to the Audit Committee in February 2010 and Mr. Stone to the Audit Committee in September 2010. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The responsibilities and duties of the Audit Committee include:

•	appointing, terminating, compensating and overseeing the work of the Company’s independent registered public accounting firm;

•	pre-approving all audit, review and permitted non-audit services provided by the Company’s independent registered public accounting firm;

•	evaluating the independence of the Company’s independent registered public accounting firm;

•	reviewing external and internal audit reports and management’s responses thereto;

•	overseeing the integrity of the audit process, financial reporting process, system of internal accounting controls and financial statements of the Company;

•	reviewing annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC;

•	reviewing and discussing with management the Company’s earnings releases;

•	providing the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company;

•	overseeing the receipt, investigation, resolution, and retention of all complaints submitted under the Company’s “whistleblower” policy;

•	preparing the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee met five times in fiscal 2010.  Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “independent” as defined in the NASDAQ listing standards. The Board has also determined that Kenneth R. Hanks meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC. In addition, the Board has determined that all of the members of the Audit Committee satisfy the SEC requirements relating to independence of audit committee members.

Compensation Committee.  The Compensation Committee presently consists of Mr. Mulford (Chair), Mr. Hanks, Mr. McCashin, Mr. Westerman and Mr. Stone. Mr. Stone was appointed as a member of the Compensation Committee in September 2010 by the Board of Directors. The Compensation Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers and Board members. The responsibilities and duties of the Compensation Committee include:

•	determining the compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our outside directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee met five times in fiscal 2010. The Board has determined that each of the members of the Compensation Committee is “independent” under the NASDAQ listing requirements.

Nominating Committee.  The Nominating Committee presently consists of Mr. McCashin (Chair), Mr. Mulford, Mr. Hanks, Mr. Westerman and Mr. Stone. Mr. Stone was appointed to the Nominating Committee in September 2010 by the Board of Directors. The responsibilities and duties of the Nominating Committee include:

•	assisting the Board in developing qualifications for Board membership;

•	identifying qualified candidates for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help strengthen and balance the Board;

•	assisting the Board in establishing policies and procedures for submission of director candidates by stockholders;

•	assisting the Board in determining membership on Board committees;

•	assisting the Board with performance evaluations of the Board and its committees and, upon request of the Board, our executive officers;

•	assisting the Board in developing corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	assisting the Board in succession planning, including evaluating potential successors to the Company’s Chief Executive Officer; and

•	reviewing the adequacy of the Nominating Committee charter on an annual basis.

The Nominating Committee met three times in fiscal 2010. The Board has determined that each of the members of the Nominating Committee is “independent” under the NASDAQ listing requirements.

Director Compensation

During fiscal 2007, the Compensation Committee engaged an independent compensation consulting firm (the “Consulting Firm”) to assist the Compensation Committee and the Board in evaluating the compensation received by our non-employee directors for service as members of the Board and its committees. Based on that review, and in recognition of the additional responsibilities and time commitment required of the directors of public companies resulting from the corporate governance reforms required by the Sarbanes Oxley Act of 2002 and related SEC rules and regulations, during 2007 the Board approved changes to non-employee director compensation, which have been effective since fiscal 2008 and remained effective for fiscal 2010. Each element of non-employee director compensation is described below.

Cash Compensation.  Our non-employee directors receive an annual cash retainer of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Committee chairs receive an additional annual cash retainer of $5,000.

Stock-Based Compensation.  In July 2009, our non-employee directors were granted a total of 6,000 shares of common stock (12,000 shares for Mr. Stone) for Board service for the 2010 fiscal year. This grant was approved by our Board pursuant to the terms of the Company’s 2007 Stock Incentive Plan. The shares of common stock granted to our non-employee directors vest on the date of grant.

Director Compensation Table.  The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal 2010.

	Director Compensation
	Fees Earned or	Stock
Name(1)	Paid in Cash(2)	Awards(3)	Total

Sherrill Stone	$83,000	$104,880	$187,880
Kenneth R. Hanks	63,000	52,440	115,440
Robert McCashin	63,000	52,440	115,440
Clayton Mulford	63,000	52,440	115,440
Howard Westerman	58,000	52,440	110,440

(1)	Peter J. Burlage, the Company’s President and Chief Executive Officer, is not included in this table because he was an employee of the Company during fiscal 2010 and, therefore, did not receive compensation for his service as a director. See “Executive Compensation — Summary Compensation Table” below for a discussion of the compensation earned by Mr. Burlage as an employee of the Company during fiscal year 2010.

(2)	Represents an annual cash retainer for non-employee directors of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Non-employee committee chairmen receive an additional annual cash retainer of $5,000.

(3)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Certification Topic 718 (“ASC 718”) for stock awards granted in fiscal year 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation program for our executive officers is designed and administered under the direction of our Compensation Committee, which is currently comprised of four independent directors. The following discussion and analysis are focused primarily on the compensation of our executive officers during fiscal 2010, with additional detail provided for our chief executive officer and our other named executive officers. Our “named executive officers” are the individuals who served as our chief executive officer and our chief financial officer and our three other most highly compensated executive officers for fiscal 2010. Information regarding the compensation of our named executive officers is provided under “Executive Compensation” following this section.

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to lead our Company to achieve enhanced long-term stockholder value and reflects the Compensation Committee’s belief that executive compensation should seek to align the interests of the Company’s executives and key employees with those of our stockholders. Our compensation program is also designed to differentiate compensation based upon individual contributions and performance.

In setting compensation, the Compensation Committee seeks to provide a competitive package to our executives to ensure that our compensation practices do not put the Company at a competitive disadvantage in retaining and attracting executives, within a cost structure appropriate for our Company.

Compensation Program Review

In fiscal 2007, the Compensation Committee undertook a comprehensive review of the Company’s compensation program for its executive officers. At the direction and with the approval of the Compensation Committee, the Company retained the Consulting Firm, to assist the Compensation Committee in its review of the Company’s executive compensation program. The engagement of the Consulting Firm was based, in part, on prior consulting services performed by this firm for the Company and its familiarity with the Company and its compensation programs.

The Consulting Firm prepared a study of the Company’s executive compensation program, including base salary and annual and long-term incentive compensation, in comparison to the executive compensation offered by similarly situated public companies. The comparable public companies included other public industrial equipment companies, with median revenues of $85 million, median net income of $6.3 million, and median market capitalization of $154 million. The 13 companies in the survey group are collectively referred to throughout this section as the “Survey Group” and were:

•	American Ecology

•	Dynamic Materials

•	Ecology and Environment

•	Gencor Industries

•	Key Technology

•	Omega Flex Inc.

•	Portec Rail Products

•	CECO Environmental

•	Eastern Co.

•	Fuel Tech Inc.

•	Met-Pro Corp

•	Perma Fix Environmental

•	Sun Hydraulics

In June 2009, the Compensation Committee again reviewed the Company’s executive compensation program using the original study prepared by the Consulting Firm in addition to reviewing the Company’s past and expected performance. Based in part on the original recommendations of the Consulting Firm, the Compensation Committee set our executive compensation program for fiscal 2010 with a view towards establishing the base salaries, targeted annual incentives and long-term incentives for our executive officers at a level at or near the mid-range of similar compensation paid for comparable positions at companies in the Survey Group. In setting executive compensation for fiscal 2010, the Compensation Committee did not establish rigid benchmarks based on the compensation practices of the Survey Group. Rather, the Compensation Committee used the Survey Group as a general guide, together with considerations about the total compensation opportunity offered to each executive officer in relation to the other executive officers, the mix of each executive officer’s total compensation opportunity and recommendations made by Peter Burlage, our President and Chief Executive Officer, with respect to base salaries (other than for himself).

The Compensation Committee will continue to review the elements of our executive compensation program, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our executive officers.

Comparison Against Survey Group

In fiscal 2010, the base salaries and annual incentives paid, and the long-term incentives granted to our named executive officers were generally near the mid-range of the compensation paid by the companies in the Survey Group reviewed by the Compensation Committee in establishing our executive compensation program for fiscal 2010, except as described below.

The long-term incentive granted to Mr. Burlage, our President and Chief Executive Officer, was slightly below the mid-range of the Survey Group. This resulted because of the significant long-term incentive that would have been required to be granted to Mr. Burlage to establish this element of his compensation near the mid-range in a single fiscal year.

The base salary and annual incentive paid to Mr. Schopfer, our Chief Financial Officer, were slightly above the mid-range of the Survey Group. Mr. Schopfer’s base salary and annual incentive was set in this manner because the Compensation Committee believed it was warranted based on his prior experience and his key position and performance with the Company.

The annual incentive and long-term incentive granted to David Taylor, our Vice President of Business Development, was set lower than the mid-range of the Survey Group due to the fact that Mr. Taylor was serving as the Company’s Vice President of Sales for Asia-Pacific at the time the fiscal year 2010 incentives were established and the incentives reflected the level of duties and management responsibilities commensurate with such position as compared to those of our other officers at that time. Mr. Taylor was promoted to the position of Vice President- Business Development in April 2010.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. These components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation in the form of equity awards;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary.  The base salary for each of our executive officers is paid in cash and represents the fixed portion of total compensation. The base salary for each of our executive officers is determined annually by the Compensation Committee. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company. In setting base salaries for our executive officers, the Compensation Committee also seeks to provide a reasonable level of fixed compensation that it believes is competitive with base salaries for comparable positions in the Survey Group.

At the request of the Compensation Committee, Mr. Burlage makes annual recommendations with respect to changes in base salary for our executive officers, other than himself, as well as for other members of our senior management. However, none of our executive officers participate in the Compensation Committee’s decisions regarding the base salaries of any executive officer.

Annual Incentive Compensation.  The Compensation Committee believes annual incentive compensation should be a key element of the total compensation of each executive officer. The Compensation Committee also believes that making a portion of executive compensation subject to the Company’s attainment of certain financial and other goals each year appropriately motivates executives to achieve such objectives, thereby enhancing stockholder value. As an executive progresses to greater levels of responsibility within the Company, and thus has a greater ability to influence the Company’s performance, the Compensation Committee believes that annual incentive compensation should represent an increasing portion of potential total compensation.

Based in part on the recommendation of the Consulting Firm, the Compensation Committee approved an annual incentive compensation program for the Company’s executive officers effective beginning in fiscal 2009, which program remained in effect for fiscal 2010. This program is administered by the Compensation Committee and the executives are eligible to receive awards under the program annually, in the form of a cash bonus, following the completion of the audit of the Company’s financial statements for the preceding fiscal year.

The Compensation Committee establishes annually the performance metrics and performance goals that must be achieved for an executive officer to earn annual incentive compensation for that fiscal year. In establishing performance metrics for each of our executive officers, the Compensation Committee considers both Company objectives and business unit objectives, as well as the responsibilities of the executive officer as a leader of the Company and, if applicable, the leader of a business unit. For each executive officer, performance metrics may include Company goals only or a combination of Company and business unit goals.

Once performance metrics are established, the Compensation Committee then sets threshold and target performance goals, as well as stretch goals, for each metric. In establishing these performance goals, the Compensation Committee considers various factors, including, for example, historical earnings and revenues, backlog and industry and general economic conditions, as well as forecasted conditions.

The Compensation Committee assesses the performance of the Company by comparing the actual fiscal year results to the pre-determined performance goals for each metric, and an overall percentage amount for the achievement of the performance metrics is calculated.

In approving annual incentive compensation payouts, the Compensation Committee may apply discretion to increase or decrease the amounts that otherwise would be payable based upon Company performance or make adjustments in the method of calculating attainment of performance goals in recognition of certain events, including but not limited to, nonrecurring extraordinary items or extraordinary transactions or changes in accounting principles.

The Compensation Committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated, although recent regulatory changes may require the Company to have such a policy in place in the future. Although it is not anticipated, the Compensation Committee would likely consider any restatement in establishing incentive and other compensation awards for executives in future periods.

Long-Term Equity Incentive Compensation.  Our equity incentive plans are designed to provide incentive compensation to executive officers. These awards are designed to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance. These plans are administered by the Compensation Committee.

Under our equity incentive plans, the Compensation Committee may issue various types of equity awards, including stock options, restricted stock, restricted stock units, performance shares and performance units. The availability of these various types of equity awards affords the Compensation Committee the flexibility to design equity awards that are responsive to the Company’s business needs and advance the interests and long-term success of the Company. As of October 1, 2010, there were 1,608,397 shares of common stock available for future awards under our equity incentive plans. The Compensation Committee believes that this number of available shares is adequate to meet the objectives of our long-term equity incentive compensation program for executive officers for the next several years.

The Company has historically granted a mix of restricted stock and stock options under our equity incentive plans. In each of the prior three fiscal years, the Compensation Committee has used restricted stock to provide long- term incentive compensation to our executive officers. These restricted stock awards typically vest ratably over four years beginning on the first anniversary of the grant date. Options granted to executive officers under our equity incentive plans typically vest ratably over four years beginning on the first anniversary of the grant date. Options granted under our equity incentive plans are required to have an exercise price of not less than the fair market value of our common stock on the grant date. All option grants that have been awarded under our equity incentive plans are “non-qualified” stock options, providing us with the ability to realize tax benefits upon the exercise of these awards. The Compensation Committee views these equity awards as a means to encourage management retention as these awards both vest over a period of time and provide a form of compensation that we believe is competitive with that offered by the Survey Group.

The Compensation Committee intends to make compensation decisions so that our executive officers receive a total compensation package that is competitive and has a component that is subject to the Company’s attainment of certain financial and other goals each year. The increase in the value of equity awards is directly linked to an increase in stockholder return and is subject to continued employment by our executives with respect to unvested equity awards. The Compensation Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Employee Benefits.  We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. Prior to September 1, 2009, we matched up to 4% of eligible compensation for participating employees, subject to limitations under applicable law. Our executive officers and other employees are immediately vested in Company contributions to this plan. Effective September 1, 2009, the Company ceased to provide any 401(k) matching contributions to our employees and did not provide any matching in fiscal year 2010. The Company ceased to provide matching from September 1, 2009 until July 2010 as part of the Company’s decision to cut operating expenses in response to the then existing global economic downturn. Effective July 5, 2010, in light of improving economic conditions, the Company reinstituted its original matching program to match up to 4% of eligible compensation for participating employees, subject to limitations under applicable law. We also provide health, life and other insurance benefits to our executive officers on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits.  We currently have an employment agreement with one of our named executive officers, Peter J. Burlage, which provides him with severance compensation in the event that his employment is terminated without cause or in connection with a change-in-control of the Company, as discussed below. If Mr. Burlage is terminated without cause, as defined in his employment agreement, then Mr. Burlage is entitled to (1) a lump sum payment equal to 100% of his then-current base salary, (2) any earned incentive bonus for the fiscal year during which the termination occurs (prorated in accordance with the date of termination), (3) accelerated vesting of any granted yet unvested stock options, restricted stock or similar stock incentive instruments, and (4) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination. If Mr. Burlage, within one year following a change-in-control, as defined in his employment agreement, is terminated (other than for cause or due to death or disability) or Mr. Burlage terminates his employment in connection with certain events, as set forth in his employment agreement, then Mr. Burlage is entitled to (1) a lump sum payment equal to 200% of his then-current annualized base salary plus any earned incentive bonus paid in the fiscal year preceding the termination date, (2) accelerated vesting of any granted yet unvested stock options, restricted stock or similar stock instruments, (3) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination, and (4) a tax gross-up payment, if applicable. Mr. Burlage’s employment agreement also provides that Mr. Burlage will not compete with us, solicit our employees, disclose any of our confidential information or interfere with certain of our business relationships during his employment with us and for a period of 2 years following his termination of employment. In addition, Mr. Burlage shall not make disparaging statements about the Company during the term of and at all times after the termination of his employment agreement. Additional information regarding Mr. Burlage’s employment agreement is provided under “Executive Compensation — Employment Agreement.”

Under the terms of our equity incentive plans and the related award agreements, unvested restricted stock and stock option awards become fully vested upon a change-in-control of the Company. Also, under the 2007 Incentive Plan, in the case of termination of employment, our Board may have discretion to accelerate the time at which outstanding stock options may be exercised, or, with respect to existing stock awards, the time at which substantial risk of forfeiture, restriction on transfer, or other restriction period will lapse, or the time at which performance shares will be deemed to have been fully earned.

The Compensation Committee believes that these benefits are advisable and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by the Survey Group. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive.

Executive Perquisites.  The Company provides life insurance and long-term disability insurance to our executive officers on the same basis as our other full-time employees. The Company also provides an automobile and pays social club membership dues for our President and Chief Executive Officer based on our historical practices. No other executive officer receives these benefits. Given that perquisites provided to our executive officers do not represent a significant portion of their total compensation, the availability of these benefits does not materially influence the decisions made by the Compensation Committee with respect to other elements of compensation received by our executive officers. A description of the perquisites received by our named executive officers during fiscal 2010 is provided under “Executive Compensation — All Other Compensation” following this section.

Stock Ownership Guidelines.  The Compensation Committee encourages ownership of our common stock by our directors, executive officers and other key employees. In each of the prior two fiscal years the Compensation Committee has granted an annual long-term incentive compensation award to our directors and executive officers in the form of restricted stock to increase share ownership by management. However, we currently do not have a policy that requires our directors or executive officers to own a specific number of, or dollar value in, shares of our common stock, nor do we require our directors or executive officers to retain any specific percentage of any restricted stock award upon vesting or shares received upon exercise of options.

Tax “Gross-Up” Payments.  Only the Chief Executive Officer is entitled to receive tax “gross-up” payments in connection with compensation, severance, perquisites or other benefits provided by the Company. Per Mr. Burlage’s employment agreement, he is eligible to receive a tax gross-up payment in the event he is terminated without cause following a change-in-control of the Company. Additional information regarding Mr. Burlage’s employment agreement is provided under “Executive Compensation — Employment Agreement.”

Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation” under Section 162(m). Stock option awards granted under our equity incentive plans are intended to qualify as “performance-based compensation.” The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. Based on current compensation levels, the Compensation Committee presently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

Fiscal 2010 Compensation

Base Salary.  At its June 2009 meeting, the Compensation Committee considered adjustments to base salaries for our named executive officers for fiscal 2010, and, given the global economic downturn, did not recommend any salary adjustments for fiscal year 2010. In June 2009, the Board approved the base salaries of the named executive officers as shown in the table below.

	Fiscal 2009	Fiscal 2010		Percentage
Name and Principal Position	Base Salary	Base Salary	Increase	Increase

Peter J. Burlage	$350,000	$350,000	—	—
President and Chief Executive Officer
Henry G. Schopfer	250,000	250,000	—	—
Chief Financial Officer
Sean P. McMenamin	175,000	175,000	—	—
Vice President, Manufacturing & Supply Chain Management
Jon P. Segelhorst	162,000	162,000	—	—
Vice President, Sales and Marketing
David A. Taylor	162,000	162,000	—	—
Vice President, Business Development

Annual Incentive Awards.  Based in part on the recommendation of the Consulting Firm, in July 2007, the Compensation Committee recommended, and the Board approved, an annual incentive compensation program beginning in fiscal 2008. Under the program, our named executive officers were eligible to earn cash bonuses if the Company achieved certain threshold performance goals with respect to performance metrics established by the Compensation Committee for each of our named executive officers. The Company continued its annual incentive compensation program for fiscal 2010 based on the Consulting Firm’s previous recommendations.

In establishing the performance metrics and performance goals for the 2010 annual incentive compensation program, the Compensation Committee considered the trend in Company net earnings and business unit operating income, Company and business unit revenues for fiscal 2007 through fiscal 2009, backlogs for the Company and each of its business units and the global business environment and economic conditions in which the Company and each of its business units operate.

For fiscal 2010, the annual incentive compensation program approved for Mr. Burlage, our President and Chief Executive Officer, and Mr. Schopfer, our Chief Financial Officer, was based upon achievement of performance metrics related to the Company’s net earnings and revenues, with each metric weighted 75% and 25%, respectively. The Compensation Committee believed that Company-level performance was an appropriate measure for annual incentive compensation purposes for Mr. Burlage and Mr. Schopfer because of their roles as leaders of the Company as a whole, rather than with respect to any one business unit.

The following table sets forth the threshold, target and stretch performance goals and the weight of each performance metric approved by the Compensation Committee for these named executive officers.

		Performance Goals (In millions)
Performance Metrics	Weight	Threshold	Target	Stretch

Net earnings	75%	$5,307	$7,208	$11,011
Revenues	25%	103,720	115,245	138,294

The table below sets forth the potential cash payout, as a percentage of base salary, for fiscal 2010 under the annual incentive compensation program for each of Mr. Burlage and Mr. Schopfer. Annual incentive compensation payouts are pro-rated for actual performance that exceeds threshold goals, but is below target goals, or exceeds target goals, but is less than stretch goals.

Payout
Performance Goals		(% of Base Salary)
Net Earnings (75%)	Revenue (25%)	CEO	CFO

Below Threshold Goal	Below Threshold Goal	None	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	30% - 59%	20% - 39%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	60% - 119%	40% - 79%

Stretch Goal	Stretch Goal	120%	80%

For fiscal 2010, the annual incentive compensation program approved for each of our other named executive officers was based 50% upon achievement of the performance metrics described above and 50% upon achievement of performance metrics related to operating income and revenue targets established for each officer’s business unit. Similar to the Company level performance metrics, the business unit metrics were weighted 75% for achievement of operating income targets and 25% for revenue targets. The inclusion of business unit performance metrics for our other named executive officers reflects their respective roles as leaders of a business unit and executives of the Company.

The following table sets forth the threshold, target and stretch levels of business unit performance and the weights of each performance metric for each of the other named executive officers:

Named Executive Officer	Business Unit	Metrics	Weight	Threshold	Target	Stretch

Jon P. Segelhorst	Process	Operating Income	75%	$3,441	$4,820	$7,579
	Products	Revenues	25%	68,328	75,920	91,103
Sean P. McMenamin	Environmental	Operating Income	75%	975	1,305	1,966
	Systems	Revenues	25%	18,927	21,030	25,236
David A. Taylor	Process	Operating Income	75%	3,441	4,820	7,579
	Products	Revenues	25%	68,328	75,920	91,103

The tables below set forth the weight of each performance metric and the potential cash payout, as a percentage of base salary, approved by the Compensation Committee for Mr. Segelhorst and Mr. McMenamin for fiscal 2010 under the annual incentive compensation program.

Corporate Measures (50% of Total)

Performance Goals		Payout
Net Earnings (75%)	Revenues (25%)	(% of Base Salary)

Below Threshold Goal	Below Threshold Goal	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	10% - 19%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	20% -39%

Stretch Goal	Stretch Goal	40%

Business Unit Measures (50% of Total)

Performance Goals		Payout
Net Earnings (75%)	Revenues (25%)	(% of Base Salary)

Below Threshold Goal	Below Threshold Goal	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	10% - 19%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	20% -39%

Stretch Goal	Stretch Goal	40%

The tables below set forth the weight of each performance metric and the potential cash payout, as a percentage of base salary, approved by the Compensation Committee for Mr. Taylor for fiscal 2010 under the annual incentive compensation program.

Corporate Measures (50% of Total)

Performance Goals		Payout
Net Earnings (75%)	Revenues (25%)	(% of Base Salary)

Below Threshold Goal	Below Threshold Goal	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	1 -2%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	3 - 5%

Stretch Goal	Stretch Goal	10%

Business Unit Measures (50% of Total)

Performance Goals		Payout
Net Earnings (75%)	Revenues (25%)	(% of Base Salary)

Below Threshold Goal	Below Threshold Goal	None

Threshold Goal or above (but below Target Goal)	Threshold Goal or above (but below Target Goal)	10% - 19%

Target Goal or above (but below Stretch Goal)	Target Goal or above (but below Stretch Goal)	20% -39%

Stretch Goal	Stretch Goal	40%

The program provides that the Compensation Committee could exercise its discretion to increase any payout by 5% or decrease any payout to zero. For fiscal 2010, the corporate and business unit performance threshold goal was met. The Compensation Committee exercised its discretion to adjust the fiscal 2010 annual incentive payout payable based on the Company’s non financial performance in 2010 by decreasing the annual incentive bonus for each of the named executive officers except that the annual incentive bonus for Mr. Taylor was not decreased. The Compensation Committee chose to decrease the annual incentive bonuses due to non-financial performance reasons.

Long-Term Incentive Compensation.  In July 2009, the Compensation Committee recommended, and the Board approved, restricted stock grants to our executive officers consistent with the Company’s practice of granting annual long-term incentive compensation awards. The long-term incentive awards approved for fiscal 2010 were based in part on the original recommendation of the Consulting Firm.

The number of shares of restricted stock granted to each named executive officer in fiscal 2010 was determined by (a) multiplying the executive officer’s 2009 base salary by a long-term incentive award percentage, and

(b) dividing the product by the Company’s closing stock price on the grant date, which was July 9, 2009. In establishing the award percentages, the Compensation Committee compared the total compensation opportunity of the executive officers to that offered for comparable positions at the companies in the Survey Group and the total compensation opportunity of each executive officer in relation to the other executive officers, as well as the long-term incentive compensation offered as part of the total compensation opportunity.

The following table sets forth the fiscal 2010 long-term incentive compensation award as a percentage of base salary, the number of shares of restricted stock granted to the named executive officers and the aggregate value of the awards at the time of grant.

	Long-Term Incentive	Number of Shares
	Award Percentage	of Restricted	Aggregate Value
Name	(% of Base Salary)	Stock Granted	on Grant Date

Peter J. Burlage	70%	28,032	$245,000
Henry G. Schopfer	40%	11,442	100,003
Jon P. Segelhorst	40%	7,414	64,798
Sean P. McMenamin	40%	8,009	69,999
David A. Taylor	15%	2,780	24,297

Additional information regarding the long-term incentive compensation received by our named executive officers in fiscal 2010 is provided below under “Executive Compensation — Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for fiscal 2010, fiscal 2009 and fiscal 2008, except that compensation information with respect to Mr. Segelhorst is only provided for fiscal 2010 as Mr. Segelhorst was not one of our names executive officers for fiscal 2009 and fiscal 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total

Peter J. Burlage	2010	$350,000	$—	$245,000	$—	$214,416	$18,225	$827,641
President and Chief	2009	350,000	—	210,020	—	—	25,600	585,620
Executive Officer	2008	287,500	—	209,908	—	192,600	18,936	708,944
Henry G. Schopfer	2010	250,000	—	100,003	—	90,758	3,079	443,840
Chief Financial Officer	2009	250,000	—	89,978	—	—	11,465	351,443
	2008	220,000	—	179,918	—	92,970	7,057	499,945
Jon P. Segelhorst	2010	162,000	—	64,798	—	56,039	2,125	284,962
Vice President,	2009
Sales & Marketing	2008
Sean P. McMenamin	2010	175,000	—	69,999	—	82,307	2,223	329,529
Vice President,	2009	175,000	—	46,506	—	—	6,663	228,169
Manufacturing & Supply Chain Management	2008	150,000	—	61,963	—	86,273	3,549	301,785
David A. Taylor	2010	162,000	—	24,297	—	34,698	2,125	223,120
Vice President,	2009	162,000	—	46,506	—	—	6,708	215,214
Business Development	2008	147,000	—	61,963	—	54,250	3,245	266,458

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718, with respect to (a) shares of restricted stock granted during fiscal year 2010, 2009 and 2008 (under the stock awards column), and (b) stock options granted during fiscal year 2010, 2009 and 2008 (under the option awards column).

(2)	Represents the cash amount earned by our named executive officers under our annual incentive compensation program for fiscal years 2008, 2009 and 2010.

(3)	For fiscal 2010, includes compensation as described under “All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for fiscal 2010 in the Summary Compensation Table above.

	Company
	401(k)		Car
Name	Contribution	Insurance(1)	Allowance(2)	Other		Total

Peter J. Burlage	$2,638	$1,360	$7,998	$6,229	(3)	$18,225
Henry G. Schopfer	1,885	1,194	—	—		3,079
Jon P. Segelhorst	1,221	904	—	—		2,125
Sean P. McMenamin	1,319	904	—	—		2,223
David A. Taylor	1,221	904	—	—		2,125

(1)	Includes premiums paid by the Company for life insurance and long-term disability insurance.

(2)	Represents use by Mr. Burlage of a Company-owned vehicle.

(3)	Represents club membership fees paid by the Company on behalf of Mr. Burlage.

Equity Incentive Plans

Our equity incentive plans include our 2007 Stock Incentive Plan (the “2007 Incentive Plan”), our 2001 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “2001 Incentive Plan”) and our 1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “1995 Incentive Plan”). All of these equity incentive plans were previously approved by our stockholders and are administered by our Compensation Committee. Pursuant to the terms of the 2007 Incentive Plan, no further awards will be made under the 2001 Incentive Plan or the 1995 Incentive Plan. Outstanding awards under the 2001 Incentive Plan and the 1995 Incentive Plan remain in effect in accordance with their terms.

The 2007 Incentive Plan permits awards in the form of stock options, restricted stock, restricted stock units, performance shares and performance units. As of October 1, 2010, the maximum remaining number of shares of our common stock that may be issued pursuant to equity awards under the 2007 Incentive Plan was 1,486,888 shares. Options granted under the 2007 Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.

Agreements evidencing awards provide for accelerated vesting upon a change-in-control of our Company. Under the award agreements, a change-in-control is defined generally as (a) the acquisition by any person, entity or group of 50% or more of our voting stock, (b) a change in our Board where a majority of our Board ceases to be comprised of incumbent directors, (c) a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, unless the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity, or (d) approval by our stockholders of a complete liquidation or dissolution of the Company. Also, under the 2007 Incentive Plan, in the case of termination of employment, our Board may have discretion to accelerate the time at which outstanding options to purchase shares of our common stock may be exercised, or, with respect to existing stock awards, the time at which substantial risk of forfeiture, restriction on transfer, or other restriction period will lapse, or the time at which performance shares will be deemed to have been fully earned.

Grants of Plan-Based Awards

The following table contains information regarding plan-based awards granted to our named executive officers during fiscal 2010 under the Company’s annual incentive compensation program and annual long-term incentive compensation plan. In this table, the annual incentive compensation program is abbreviated “AIC” and awards under the annual long-term incentive compensation plan are abbreviated “LTI.” Additionally, payouts associated with stretch performance goals under our annual incentive compensation program are referred to as “Maximum” in the following table to conform the presentation of this table with SEC regulations.

						All Other
						Stock
			Estimated Future Payouts			Awards:	Grant
			Under Non-Equity			Number of	Date Fair
			Incentive Plan Awards(1)			Shares	Value of Stock
Name	Type	Grant Date	Threshold	Target	Maximum	Stock(2)	Awards(3)

Peter J. Burlage	AIC	07/09/2009	$105,000	$210,000	$420,000	28,032	$245,000
	LTI
Henry G. Schopfer	AIC	07/09/2009	50,000	100,000	200,000	11,442	100,003
	LTI
Jon P. Segelhorst	AIC	07/09/2009	14,580	29,160	58,320	7,414	64,798
	LTI
Sean P. McMenamin	AIC	07/09/2009	17,500	35,000	70,000	8,009	69,999
	LTI
David A. Taylor	AIC	07/09/2009	14,580	29,160	58,320	2,780	24,297
	LTI

(1)	Represents the potential payout for annual cash incentive compensation. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal 2010 Compensation — Annual Incentive Awards.” Actual amounts of annual cash incentive compensation earned in fiscal 2010 by our named executive officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents number of shares of restricted stock granted to our named executive officers as annual long-term incentive compensation. These restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant date.

(3)	Calculated based on the closing market price of the Company’s common stock as of the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock awards held by our named executive officers that were outstanding as of the end of our 2010 fiscal year.

	Option Awards(1)				Stock Awards(1)
	Number of	Number of			Number of
	Securities	Securities			Shares	Market Value
	Underlying	Underlying			of Stock	of Shares
	Unexercised	Unexercised	Option	Option	That Have	of Stock
	Options-	Options-	Exercise	Expiration	Not	That Have Not
Name	Exercisable	Unexercisable(2)	Price	Date	Vested(3)	Vested(4)

Peter J. Burlage	16,000	—	$1.58	01/17/11	—	—
	16,000	—	4.88	11/20/11	—	—
	16,000	—	3.16	11/19/13	—	—
	12,000	—	3.63	02/03/15	—	—
	11,158	—	4.60	01/11/16	—	—
					45,188	$684,598
Henry G. Schopfer	16,000	—	4.60	01/11/16
					23,323	353,343
Jon P. Segelhorst
					12,399	187,845
Sean P. McMenamin	4,000	—	3.16	11/19/13
	8,000	—	4.60	01/11/16
					13,394	202,919
David A. Taylor	6,000	—	1.58	01/17/11
	3,000	—	3.63	02/03/15
	8,000	—	4.60	01/11/16	7,765	117,640

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	All outstanding options vest 25% each year commencing on the first anniversary of the grant date.

(3)	Shares vesting ratably in January 2011: for Mr. Burlage, 1,500 shares; for Mr. Schopfer, 1,000 shares; for Mr. Segelhorst, 800 shares; for Mr. McMenamin, 1,200 shares; and for Mr. Taylor, 800 shares. Shares vesting ratably in July 2010, 2011, 2012 and 2013: for Mr. Burlage, 43,668 shares; for Mr. Schopfer, 22,323 shares; for Mr. Segelhorst, 11,559 shares; for Mr. McMenamin, 12,194 shares; and for Mr. Taylor, 6,965 shares.

(4)	Represents the value of the shares of restricted stock at $15.15 per share, the closing price of our common stock on June 30, 2010.

Option Exercises and Stock Vested

The following table contains information regarding the acquisition of our common stock by our named executive officers upon the exercise of stock options and vesting of restricted stock during fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)

Peter J. Burlage	842	$10,586	18,342	$227,761
Henry G. Schopfer	—	—	6,018	62,105
Jon P. Segelhorst	—	—	2,674	30,715
Sean P. McMenamin	—	—	3,074	37,583
David A. Taylor	—	—	2,674	30,715

(1)	Represents the difference between the market price of our common stock at the time of exercise and the exercise price of the stock options.

(2)	Based on the closing price of our common stock on the applicable vesting date.

Employment Agreement

We presently have an employment agreement with one of our named executive officers, Mr. Burlage, our President and Chief Executive Officer. Mr. Burlage’s previous employment agreement expired in February 2010 and we entered into a new employment agreement with Mr. Burlage effective March 1, 2010, which will expire on February 28, 2013, unless terminated earlier in accordance with its terms or extended for an additional one year period. Mr. Burlage’s employment agreement provides for an annual base salary of not less than $350,000. Mr. Burlage’s employment agreement also provides severance compensation in the event his employment is terminated without cause or in connection with a change-in-control of the Company, as discussed below.

Termination Without Cause.  If Mr. Burlage is terminated without cause, as defined in his employment agreement and described below, then Mr. Burlage is entitled to (1) a lump sum payment equal to 100% of his then-current base salary, (2) any earned incentive bonus for the fiscal year during which the termination occurs (prorated in accordance with the date of termination), (3) accelerated vesting of any granted yet unvested stock options, restricted stock or similar stock incentive instruments, and (4) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination.

Pursuant to Mr. Burlage’s employment agreement, any of the following constitutes “cause”: (1) conviction of a felony or crime involving moral turpitude, (2) commission of an act of fraud or other act reflecting unfavorably upon the public image of the Company, (3) failure to substantially perform required duties to the satisfaction of the Board, which is not cured within 30 days after receiving written notice thereof, (4) wrongdoing resulting in injury to the Company, (5) failure to follow a directive of the Board that is not inconsistent with the provisions of the employment agreement, or (6) violation of any policies or procedures of the Company, including any material human relations policy or the violation of the non-competition or confidentiality provisions of the employment agreement.

Termination by Disability.  If Mr. Burlage’s employment is terminated as a result of Mr. Burlage becoming disabled, as defined in his employment agreement and described below, then Mr. Burlage is entitled to an amount equal to his then-current monthly base salary for a period of six months (reduced by any disability payments received during such period under the Company’s disability insurance) and any other disability benefits then in effect provided by the Company.

Pursuant to Mr. Burlage’s employment agreement, “disabled” means any mental or physical impairment lasting (or that will last) more than 180 days that prevents him from performing the essential functions of his position as determined by a competent physician chosen by the Company and consented to by Mr. Burlage or his legal representatives.

Change-in-Control.  If Mr. Burlage, within one year following a change-in-control, as defined in his employment agreement and described below, is terminated (other than for cause or due to death or disability) or Mr. Burlage terminates his employment in connection with certain events, as set forth in his employment agreement and described below, then Mr. Burlage is entitled to (1) a lump sum payment equal to 200% of his then-current annualized base salary plus any earned incentive bonus paid in the fiscal year preceding the termination date, (2) accelerated vesting of any granted yet unvested stock options, restricted stock or similar instruments, (3) for a period of 18 months following the date of termination, receive welfare benefits substantially similar to those Mr. Burlage was entitled to receive immediately prior to the date of termination, and (4) a tax gross-up payment, if applicable (such compensation, collectively, the “Severance Compensation”).

Pursuant to Mr. Burlage’s employment agreement, any of the following constitutes a “change-in-control”: (1) the Company is merged, consolidated or reorganized and, as a result, less than a majority of the combined voting power to elect directors of the then-outstanding securities of the remaining entity immediately after such transaction is available to be received by all stockholders on a prorata basis and is actually received in respect of voting securities of the Company pursuant to such transaction, (2) the Company sells or transfers all or substantially all of its assets, (3) any person or group (except for BAHI, unless otherwise determined by the Continuing Directors (as defined in Mr. Burlage’s employment agreement)) has become the beneficial owner of securities which represent a majority of the then-outstanding securities of the Company which are entitled to vote to elect directors, (4) if the Continuing Directors then-serving on the Board cease to constitute at least a majority thereof, (5) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, or (6) such other events that cause a change-in-control of the Company, as determined by the Board in its sole discretion; provided, however, a change-in-control shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (i) proposed by and (ii) includes a significant equity participation of, executive officers of the Company as constituted immediately prior to the occurrence of such transaction of any Company employee stock ownership plan or pension plan.

Pursuant to Mr. Burlage’s employment agreement, as mentioned above Mr. Burlage will also be entitled to receive the Severance Compensation if, within one year following a change-in-control, at least one of the following events occur: (1) an adverse change in the positions held by Mr. Burlage or in the nature or scope of the duties attached to Mr. Burlage’s positions with the Company had immediately prior to the change-in-control, any reduction in Mr. Burlage’s base salary (excluding bonus and incentive compensation) or any adverse change in the calculation of the annual bonus or incentive compensation or a significant reduction the aggregate other benefits to which Mr. Burlage was entitled immediately prior to the change-in-control, any of which is not remedied within ten calendar days after receipt by the Company of written notice from Mr. Burlage, (2) as a result of a change-in-control and a change in circumstances thereafter significantly affecting Mr. Burlage’s position, changes in the composition or policies of the Board, or of other events of material effect, Mr. Burlage has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the duties attached to his position immediately prior to the change-in-control, which situation is not remedied within ten calendar days after receipt by the Company of written notice from Mr. Burlage, (3) the relocation of the Company’s principal executive offices, or the requirement by the Company that Mr. Burlage have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he travel away from his office in the course of discharging his duties significantly more than required of him prior to the change-in-control, or (4) the Company commits any breach of Mr. Burlage’s employment agreement, which is not cured within ten calendar days after receipt by the Company of written notice from Mr. Burlage.

Obligations of Executive Officer.  Mr. Burlage’s employment agreement also provides that Mr. Burlage will not compete with the Company, solicit the Company’s employees, disclose any confidential information of the Company or interfere with certain of our business relationships during his employment and for a period of two years following his termination of employment. In addition, Mr. Burlage shall not make disparaging statements about the Company during the term of and at all times after the termination of his employment agreement.

Employment Termination and Change-in-Control Benefits

The table below quantifies the potential compensation that would become payable to each of our other named executive officers under existing employment and equity award agreements and Company plans and policies if their employment had terminated on June 30, 2010, given the executive officer’s base salary as of that date and the closing price of our common stock on June 30, 2010. Except for Mr. Birlage pursuant to his employment agreement, no named executive officer is eligible to receive any tax “gross-up” payment under any existing employment agreement or equity award. For additional information regarding the definitions of “cause” and “change-in-control,” see “— Employment Agreements” and “— Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

	Cash Severance	Acceleration of
	Payments	Equity Awards(1)	Total

Peter J. Burlage
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	350,000	0	350,000
Death	0	0	0
Disability	175,000	0	175,000
Retirement	0	0	0
Change-in-Control	700,000	684,598	1,384,598

Henry G. Schopfer
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change-in-Control	0	353,343	353,343

Jon P. Segelhorst
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change-in-Control	0	187,845	187,845

Sean P. McMenamin
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change-in-Control	0	202,919	202,919

David A. Taylor
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change-in-Control	0	117,640	117,640

(1)	Under the terms of the agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change-in-control, as defined in the award agreements. The dollar amounts in this column represent the value of unvested stock options and restricted stock at $15.15 per share, the closing price of our common stock on June 30, 2010.

Certain Relationships and Related Transactions

The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party includes any of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s voting securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $120,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to pre-approve related party transactions in which the aggregate amount involved is less than $500,000 in circumstances in which it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

There were no related party transactions during fiscal 2010 that are required to be reported.

Risk-Related Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase or reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hanks, McCashin, Mulford and Westerman served on the Compensation Committee for all of fiscal 2010. None of these directors is or ever has been an officer or employee of the Company. In addition, none of the members of our Compensation Committee has had any relationships with the Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers served on the compensation committee (or equivalent) or board of another entity, one of whose executive officers served on our Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

R. Clayton Mulford (Chair)
Kenneth R. Hanks
Robert McCashin
Howard G. Westerman, Jr.
Sherrill Stone

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The tables below set forth information regarding the beneficial ownership of our common stock as of October 1, 2010 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each beneficial owner of more than 5% of our outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 14,893,929 shares of common stock outstanding as of October 1, 2010. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Directors and Named Executive Officers

	Number	Percentage of
Name of Beneficial Owner	of Shares(1)	Outstanding Shares

Sherrill Stone	104,000	*
Peter J. Burlage(2)(3)	123,600	*
Kenneth R. Hanks(3)	20,000	*
Robert McCashin	15,550	*
Clayton Mulford(3)	10,000	*
Howard G. Westerman, Jr	26,000	*
Henry G. Schopfer(2)(3)	55,130	*
Sean P. McMenamin(2)(3)	32,444	*
Jon P. Segelhorst(3)	19,703	*
David A. Taylor(2)(3)	33,632	*
All directors and executive officers as a group (10 persons)(4)	458,133	3.1%

*	Less than 1%.

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	Includes shares of Company common stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days after October 1, 2010 as follows: Mr. Burlage (34,658 shares), Mr. Hanks (4,000 shares), Mr. Mulford (4,000 shares), Mr. Schopfer (16,000 shares), Mr. McMenamin (12,000 shares), Mr. Taylor (17,000 shares) and all directors and executive officers as a group (88,500 shares).

(3)	Includes shares of restricted stock for which the named executive officer has sole voting power, but no dispositive power, as follows: Mr. Burlage (31,339 shares), Mr. Schopfer (15,443 shares), Mr. McMenamin (9,517 shares), Mr. Segelhorst (8,671 shares) and Mr. Taylor (5,196 shares).

(4)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. Unless otherwise indicated, the information regarding beneficial ownership of our common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on October 1, 2010.

		Percentage of
		Outstanding
Name of Beneficial Owner	Shares(1)	Shares

Brown Advisory Holdings Incorporated(2)	8,256,689	55.4%
Utility Service Holding Co., Inc.(3)	1,222,108	8.2%
Vincent and Gloria Gorguze Trust(4)	1,122,548	7.5%
Lynn E. Gorguze Separate Property Trust(5)	1,113,798	7.5%
John Monfort (IRA)(6)	929,639	6.2%
William F. Nicklin(7)	988,698	6.6%

(1)	Includes, to the extent applicable, (a) shares of common stock issuable upon conversion of shares of the preferred stock of the Company, which was issued on September 4, 2009 (the “Preferred Stock”), all of which may be converted within 60 days of October 1, 2010, (b) shares of common stock issuable upon the exercise of the warrants granted in connection with the offering of the Preferred Stock, which became exercisable on March 4, 2010 (the “Warrants”), and (c) any outstanding shares of common stock.

(2)	According to a Schedule 13G/A filed with the SEC by Brown Advisory Holdings Incorporated (“BAHI”) on May 11, 2010, BAHI, in its capacity as a parent holding company, has shared dispositive power, but no voting power, over 8,256,698 shares of our common stock owned by clients of NSB Advisors, LLC. The address for BAHI is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(3)	According to a Schedule 13G filed with the SEC by Utility Service Holding Co., Inc. (“USHC”) on April 6, 2009, USHC has sole dispositive and voting power over 684,920 shares of common stock. The total number of shares held by USHC as reflected in the table above also includes 358,125 shares of common stock that may be acquired pursuant to the conversion of shares of the Preferred Stock acquired by USHC in September 2009 and 179,063 shares of common stock that may be acquired upon the issuance of the Warrants. The address for USHC is P.O. Box 120, Warthen, Georgia 31094.

(4)	According to a Schedule 13G filed jointly with the SEC by Vincent Gorguze, Gloria Gorguze and the Vincent and Gloria Gorguze Trust (the “Gorguze Trust”) on September 15, 2009, Mr. Gorguze and Ms. Gorguze are the co-trustees of the Gorguze Trust and Mr. Gorguze, Ms. Gorguze and the Gorguze Trust have shared dispositive and voting power over 1,122,548 shares. The total number of shares held by Mr. Gorguze, Ms. Gorguze and the Gorguze Trust as reflected in the table above also includes 312,500 shares of common stock that may be acquired pursuant to the conversion of shares of the Preferred Stock acquired by the Gorguze Trust in September 2009 and 156,250 shares of common stock that may be acquired upon the exercise of the Warrants. The address for Mr. Gorguze, Ms. Gorguze and the Gorguze Trust is 1200 Prospect Street, Suite 325, La Jolla, CA 92037.

(5)	According to a Schedule 13G filed with the SEC by Lynn E. Gorguze on September 14, 2009, Ms. Gorguze in the sole trustee of the Lynn Gorguze Separate Property Trust (the “Lynn Gorguze Separate Property Trust”) and has sole dispositive and voting power over 1,113,798 shares of our common stock. The total number of shares held by the Lynn Gorguze Separate Property Trust as reflected in the table above also includes 312,500 shares of common stock that may be acquired pursuant to the conversion of the shares of the Preferred Stock acquired by the Lynn Gorguze Separate Property Trust in September 2009 and 156,250 shares of common stock that may be acquired upon the exercise of the Warrants. The address for Ms. Gorguze is 1200 Prospect Street, Suite 325, La Jolla, CA 92037.

(6)	According to a Schedule 13G filed with the SEC by John Monfort on September 15, 2009, Mr. Monfort has sole dispositive and voting power over 929,639 shares of common stock. The address for Mr. Monfort is 44 Elm Street, Fishkill, New York 12524.

(7)	According to a Schedule 13G/A filed with the SEC by William F. Nicklin on September 17, 2010, Mr. Nicklin has sole dispositive power and sole voting power over 951,198 shares of common stock and has shared dispositive and voting power over 37,500 shares of common stock. The total number of shares held by Mr. Nicklin as reflected in the table above also includes 250,000 shares of common stock that may be acquired pursuant to the conversion of shares of the Preferred Stock acquired by Mr. Nicklin in September 2009 and 125,000 shares of common stock that may be acquired upon the exercise of the Warrants. The address for Mr. Nicklin is 3 Rivers Edge, Newburgh, NY 12550-1457.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors the integrity of the financial reporting process, systems of internal controls, and financial statements and reports of the Company;

•	appoints, compensates and oversees the Company’s independent registered public accounting firm, including reviewing the independence of the independent registered public accounting firm;

•	reviews and approves all audit and non-audit services; and

•	oversees the Company’s compliance with legal and regulatory requirements.

The Audit Committee held five meetings during fiscal 2010, with all members in attendance at all meetings. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all its responsibilities and duties. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm, which are held outside the presence of the Company’s management.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements of the Company for the 2010 fiscal year and met and held discussions with management and Grant Thornton, LLP, the Company’s independent registered public accounting firm, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm has represented to the Audit Committee that the audit of the Company’s consolidated financial statements has been performed in accordance with generally accepted auditing standards.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communication), which includes among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The independent registered public accounting firm also provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm as described above, and upon its review of the representations of management and the independent registered public accounting firm and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Kenneth R. Hanks (Chair)
Robert McCashin
Howard G. Westerman, Jr.
R. Clayton Mulford
Sherrill Stone

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection

Grant Thornton has served as the Company’s independent registered public accounting firm since its initial appointment in 1967. The Audit Committee has appointed Grant Thornton as the Company’s independent registered public accounting firm for fiscal 2010. Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Grant Thornton, the Company’s independent registered public accounting firm, for the audit of the Company’s annual financial statements for fiscal years 2009 and 2010, and fees billed for other services rendered by Grant Thornton.

	Fiscal Year	Fiscal Year
	2010	2009

Audit Fees(1)	$538,282	$489,949
Audit-Related Fees(2)	150,495	42,216
Tax Fees	—	—
All Other Fees	—	—

(1)	“Audit Fees” consist principally of fees for the audit of our consolidated annual financial statements, assessment of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, a statutory audit of our U.K. subsidiary and review of our consolidated interim financial statements and related filings.

(2)	“Audit-Related Fees” consist principally of fees for review of various statutory filings associated with our holding company reorganization in fiscal year 2009 and our preferred stock and common stock issuances in fiscal year 2010.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2010 and 2009 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports regarding ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of the reports furnished to us, we believe all other directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements during the year ended June 30, 2010, except that Mr. Mulford filed a late report on Form 4 on June 7, 2010.

STOCKHOLDER PROPOSALS FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

If you would like to include a proposal in the Company’s proxy materials for the 2010 Annual Meeting of Stockholders, the proposal must be in writing and received by the Company’s Secretary at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 no later than June 4, 2010, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s Bylaws provide that any stockholder who desires to bring any business (including a nomination for the election to the board of directors) before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be received by the Company at the above address not less than 120 nor more than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting. To be timely, a notice to bring a proposal before the 2010 Annual Meeting of Stockholders must be received by the Company no earlier than May 5, 2010 and no later than June 4, 2010. The notice must describe the stockholder proposal and provide certain other information required by the Company’s Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matter to be presented for stockholder action at the Annual Meeting other than the matters set forth herein. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Melissa G. Beare
Secretary

Dallas, Texas
October 20, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

PMFG, INC.
82987
▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS WITH TERMS ENDING IN 2013:

Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

01 KENNETH R. HANKS 02 R. CLAYTON MULFORD	☐	☐	☐	2.	TO RATIFY THE APPOINTMENT OF GRANT THORNTON, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions
				THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Meeting Date:	November 18, 2010
at 10:00 a.m., local time

Location:	14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254
Directions to the Annual Meeting:
From the North: Head south on North Dallas Parkway and take the Beltline exit, staying on the southbound service road. After crossing Quorum Drive, proceed on the service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.
From the South: Head north on the North Dallas Parkway and take the Spring Valley — Verde Valley — Quorum exit. Stay in the left lane on the service road until you reach Quorum. Make a U-turn and stay on the southbound service road for approximately 500 feet. You will then turn right into the entrance for The Princeton building.
From the East or the West: Take I-635 to the North Dallas Parkway and then follow the directions described above.
Parking is available free of charge in front of our building.
Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 18, 2010.
The Notice of Annual Meeting of Stockholders and Proxy Statement are available at:
http://bnymellon.mobular.net/bnymellon/pmfg
▼ FOLD AND DETACH HERE ▼
PMFG, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 18, 2010
The undersigned stockholder of PMFG, Inc. (the “Company”) does hereby constitute and appoint Sherrill Stone, Chairman of the Board of Directors of the Company, and Melissa G. Beare, Vice President, General Counsel and Corporate Secretary of the Company, as his, her or its proxy, with full power of substitution and re-substitution, to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on Thursday, November 18, 2010, at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, and any adjournment or postponement thereof, with full power to vote and act for the undersigned, in his, her or its name, and to vote all common stock of the Company held by him, her or it, to the same extent and with the same effect as the undersigned, in the manner specified below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 20, 2010, and in their discretion, on any other matters that may properly come before the Annual Meeting. The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report, each of which has been furnished herewith. The undersigned hereby revokes any other proxy previously given by him, her or it.
IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER, BANK OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES AS OF THE RECORD DATE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

                                                                              82987